Exhibit 5.1

faegredrinker.com
Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

June 2, 2023

Panbela Therapeutics, Inc.

712 Vista Boulevard #305

Waconia, MN 55387

Ladies and Gentlemen:

We have acted as counsel to Panbela Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale by the Company of up to a maximum aggregate offering price of up to $18 million, consisting of (a) shares (the “Common Stock Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), or pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”), (b) Class A warrants to purchase shares of Common Stock (the “Class A Common Warrants”), (c) Class B warrants to purchase shares of Common Stock (the “Class B Common Warrants” and, together with the Class A Common Warrants and the Pre-Funded Warrants, the “Warrants”) and (d) shares of Common Stock issuable from time to time upon the exercise of the Warrants (the “Warrant Shares” and, together with the Warrants and the Common Stock Shares, the “Securities”), in each case pursuant to the Registration Statement on Form S-1, as amended (File No. 333-271729) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”). The Securities are to be sold by the Company as described in the Registration Statement and the Prospectus.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S‑K.

In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Registration Statement and Prospectus, (ii) the form of Placement Agency Agreement by and between Roth Capital Partners, LLC and the Company, filed as Exhibit 10.32 to the Registration Statement (the “Placement Agreement”), (iii) the form of Securities Purchase Agreement between the Company and each purchaser to be identified on the signature pages thereto, filed as Exhibit 10.31 to the Registration Statement (the “Purchase Agreement”), (iv) the form of Class A Common Warrant, the form of Class B Common Warrant and the form of Pre-Funded Warrant filed as Exhibit 4.13, Exhibit 4.14 and Exhibit 4.15, respectively, to the Registration Statement, (v) the form of Warrant Agency Agreement filed as Exhibit 4.12 to the Registration Statement (the “Warrant Agreement”), (vi) the Company’s Restated Certificate of Incorporation, as amended by that Certificate of Amendment, filed as Exhibit 3.1 and Exhibit 3.2, respectively, to the Registration Statement, (vii) the Company’s Amended and Restated Bylaws, as amended to date, in the form filed as Exhibit 3.3 to the Registration Statement, and (viii) the corporate proceedings of the Company taken to date with respect to the Securities. In addition, we have assumed that the Company’s Board of Directors or an authorized committee thereof has taken action to set the sale price of the Common Stock Shares and the Warrants and the exercise price of the Warrants. We have also examined such authorities of law as we have deemed relevant as a basis for our opinions hereinafter set forth.

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In rendering the opinions set forth below, we have assumed, without investigation, (i) the legal capacity of each natural person signing any of the documents and corporate records examined by us, (ii) the genuineness of all signatures, including electronic signatures, appearing upon the documents submitted to us for review, (iii) the authenticity of documents submitted to us as originals, (iv) the conformity to authentic original documents of documents submitted to us as copies, (v) the truth, accuracy and completeness of all corporate records and other documents and information made available to us by the Company, (vi) the absence of any undisclosed modifications to the agreements and instruments reviewed by us, and (viii) that each party to the Placement Agreement, the Purchase Agreement and the Warrant Agreement (other than the Company) will have duly authorized, executed and delivered such agreements or instruments and complied with all legal requirements pertaining to its status as such status relates to the right to enforce such agreements or instruments against the Company and will have satisfied those legal requirements applicable to it to the extent necessary to make such agreements or instruments enforceable against it. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon certificates, statements and representations of officers and other representatives of the Company, public officials and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.        Upon payment therefor and issuance and delivery thereof in accordance with the Placement Agreement and the Purchase Agreement, including the book entry registration and issuance thereof by the Company’s transfer agent and registrar, the Common Stock Shares will be validly issued, fully paid and non-assessable.

2.       Provided that (a) the Warrants have been duly executed and delivered by the Company to the purchasers thereof against payment therefor in accordance with and as provided in resolutions adopted by the Company’s Board of Directors or its Pricing Committee and the Placement Agreement, the Purchase Agreement, the Registration Statement and the Prospectus, the Warrants will be valid and binding obligations of the Company, except as the same may be limited by applicable bankruptcy, insolvency, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, assignment for the benefit of creditors and other laws now or hereafter in effect relating to or affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law).

3.         Following (i) execution and delivery by the Company of the Warrants pursuant to the terms of the Placement Agreement and the Purchase Agreement, (ii) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Company’s Board of Directors or its Pricing Committee, and (iii) exercise of the Warrants pursuant to their terms, receipt by the Company of the exercise price for the Warrant Shares as specified in the Warrants and issuance by the Company of the Warrant Shares thereunder, including the book entry registration and issuance thereof by the Company’s transfer agent and registrar, the Warrant Shares will be validly issued, fully paid, and nonassessable.

Without limiting any other qualifications set forth herein, the opinion expressed herein regarding the enforceability of the Warrants is subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or insofar as such provisions otherwise contravene public policy; (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (vi) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (vii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (viii) may require mitigation of damages; (ix) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation); and (x) limit the enforceability of provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness.

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We express no opinion as to the enforceability or effect in the Warrants of (i) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any provision restricting access to courts (including, without limitation, agreements to arbitrate disputes), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts; (ii) any provision waiving legal, statutory or equitable defenses or other procedural, judicial or substantive rights; or (iii) any provision that authorizes one party to act as attorney-in-fact for another party.

With respect to our opinion regarding the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of the maximum number of Warrant Shares as of the date hereof, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Warrant Shares.

This opinion is limited to the General Corporation Law of the State of Delaware and, solely with respect to opinion paragraph 2, the laws of the State of New York. We express no opinion as to any other matters, including without limitation any matters relating to the securities or blue sky laws of any jurisdiction or any rules or regulations thereunder, and no opinion may be inferred or implied beyond that expressly stated herein. In addition, we express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Warrants.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we come within the categories of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission issued thereunder.

This opinion letter is given as of the date hereof, and we assume no responsibility for updating this opinion letter or the opinions or statements set forth herein to take into account any event, action, interpretation or change in facts or law occurring subsequent to the date hereof that may affect the validity of any of such opinions or statements.

Very truly yours,
FAEGRE DRINKER BIDDLE & REATH LLP
By	/s/ Joshua L. Colburn
Joshua L. Colburn, Partner